SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

295 Madison Avenue (12th Floor), New York, NY 10017

(Address of principal executive office)

Registrant's telephone number, including area code: (646) 710-3549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD

Jindal Steel and Power, Ltd. (“Jindal”) and Clean Coal Technologies, Inc. (“CCTI”) have agreed to execute a Technology License Agreement (“TLA”) in lieu of the formerly announced Joint Venture Agreement contemplated under the Memorandum of Understanding signed with (“CCTI”) on January 27, 2012. The decision to enter into the TLA was a arrived at jointly and is beneficial for both companies as it allows Jindal to focus on its core business model in Indonesia of supplying dry, high-quality coal to their steel and power businesses in India while allowing CCTI to focus on the development and marketing of its technology to third parties.

For its ASEAN region joint venture initiative, CCTI has instead agreed to binding terms for a joint venture with the Archean Group (“AGPL”) to develop deploy and market their Pristine M technology throughout the ASEAN region (including Indonesia, the Philippines, Cambodia, Vietnam, Malaysia, Brunei, Thailand, Laos and Myanmar). The joint venture company (“JV”) will be 55% AGPL and 45% CCTI. For its 55% holding, AGPL has committed to contribute US $4,000,000 to the JV.  Of this, US $2,000,000 will be used to fund the construction of a 1:10-scale pilot plant in Oklahoma. The remaining US $2,000,000 represents a one-time license fee to be paid to CCTI upon successful commissioning of the pilot plant.

Construction of the pilot plant in Oklahoma will commence immediately upon execution of an EPC contract and a down payment to SAIC Energy Environment & Infrastructure (“SAIC”) by the CCTI-AGPL JV. It is expected that the EPC contract will be formalized this month and construction of the plant will begin in April.  Under the binding terms of the agreement, AGPL will pay a US $1.00 (one dollar) per ton ongoing royalty fee for all coal processed from AGPL majority-owned mines, with a waiver for the first two million tons of coal produced.

For its 45% interest in the joint venture, CCTI will contribute a 25-year exclusive license to develop, market and deploy Pristine M Technology, covering the ASEAN countries including Indonesia, the Philippines, Cambodia, Vietnam, Malaysia, Brunei, Thailand, Laos and Myanmar. Clean Coal has also committed to cover pilot plant construction costs, if any, above US $2,000,000.

As part of the agreement, AGPL has committed to make an investment of two million US Dollars ($2,000,000) in CCTI by Monday March 19, 2012.  For this investment, CCTI will issue AGPL a convertible debenture which will represent, upon conversion and subject to the availability of authorized capital and the terms of the debenture, 6.7 % of the outstanding shares of CCTI as at the March 13, 2012 effective date of the binding terms agreement. AGPL will also nominate a board member to be appointed to CCTI’s board of directors. CCTI has also agreed to issue an option to AGPL to purchase an additional equity stake in CCTI, to increase AGPL’s equity stake up to a total of 20% of CCTI’s outstanding stock, at a discount to the market price at the date of exercise of the option. Both the conversion of the debenture and the exercise of the option are conditioned on CCTI having available authorized capital to issue the requisite shares. In order to do so, CCTI will hold a shareholders’ meeting and seek to obtain shareholder approval as soon as possible.

The complete terms agreement executed with AGPL is attached as an exhibit to this report. The TLA with Jindal will be filed as soon as it is finalized and executed. A press release announcing these agreements is also attached as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.2 – Terms Agreement with Archean Group

Exhibit 10.3 – Press release dated 3-15-12

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  March 16, 2012

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves

Robin Eves

Chief Executive Officer